Exhibit 99.1

INTERNATIONAL BUILDING TECHNOLOGIES GROUP, INC. SIGNED A LOI TO ENTER INTO A MERGER WITH A CHINA PETROLEUM STORAGE FACILITIES COMPANY WITH PAID-IN CAPITAL OF USD8.8 MILLION AND ASSETS WORTH USD54 MILLION ACCORDING TO A RECENT APPRAISAL.

City of Industry, CA - June 2, 2010 - International Building Technologies Group, Inc. (OTCBB:INBG) announced today that it has signed Letter of Intent to merge with FHH Sino New Energies Co., Ltd., a Chinese company ("FHH Sino") located in Weihai, Shandong Province of China. FHH Sino is a petroleum storage company that offers petroleum storage tanks and facilities for rental to the petroleum importer/exporter companies in China. FHH Sino has made a good faith deposit of USD 230,000 with INBG to execute the signed Letter of Intent.

According to recent appraisal prepared by an accounting firm in accordance with China accounting standards, FHH Sino has net assets worth RMB 370 million (approx. USD 54 million) and will generate annual revenues of RMB 100 million (approx. USD 14 million) after its completion of construction of Phase I and execution of signed rental contracts business in early 2011.

Stated Kenneth Yeung, CEO of INBG, "INBG intends to merge with FHH Sino by exchanging INBG's common stock with FHH Sino's holding or subsidiary company. This merger will give INBG the opportunity to switch its nature of business into the energy sector, the ability to generate revenue and profit once the FHH Sino commences its operation in early 2011, thus benefits our shareholders in the near future. FHH Sino is currently in construction of its Phase I with petroleum storage capacity of 320,000 m3 (or approx. 11,300,000 cubic feet) and has completed all the foundation and infrastructure for its 8 storage tanks. This infrastructure includes the supporting facilities and pipeline connecting to the harbor, which is just 600 meters away from the storage facilities. Strategically, this merger will strongly support INBG's ability to connect with the energy market, the potential investors and strategic partners who are interested in participating to the energy sector in the most booming economic of the world, China, and throughout the world ."

About FFH Sino: FHH Sino New Energies Co., Ltd. is a petroleum storage company located in Weihai, a coastal city in Shandong Province of China. The company provides petroleum storage tanks for rental to petroleum companies such as Sinochem and Sino-Petro, as well as being engaged in the business of local fuel oil distribution. It has approved its Phase II planned storage tanks of 450,000 m3. FHH Sino will be one of the key players in the fuel storage facilities companies for the northern coastal cities of China after the completion of both Phases.

An 8-K along with a copy of the signed and executed LOI specifying all the terms and conditions of the transaction will be filed with the SEC shortly.

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.


Contact:
International Building Technologies Group, Inc.
Patrick Donahoo
702 727 7668
Email: ir@ibtgi.com